Exhibit 99.1

Silvercrest Asset Management Group Inc. Reports Q1 2017 Results

New York, NY – May 4, 2017 - Silvercrest Asset Management Group Inc. (NASDAQ: SAMG) (the "Company" or "Silvercrest") today reported the results of its operations for the quarter ended March 31, 2017.

Business Update

Silvercrest has begun 2017 by continuing its history of strong organic growth by adding $230 million in new assets, primarily from ultra-high net worth families. The first quarter of 2017 was one of the strongest quarters for new commitments over the past few years.

Beneficial market conditions, combined with Silvercrest's organic growth, increased discretionary assets by approximately $537 million during the first quarter of 2017 to a total of $14.3 billion as of March 31, 2017, representing a 17% increase in discretionary assets under management since the first quarter of 2016, and a new high for discretionary assets at the firm. Importantly, the firm achieved this growth while maintaining its fee basis for assets under management, bucking industry trends. The firm also has maintained its Adjusted EBITDA margins while continuing to invest in the business for future growth and to better serve our clients.

Silvercrest's proprietary value equity strategies continue to perform well and we maintain our optimism about growing our high quality institutional relationships, in contrast to many competitors who actively manage assets on behalf of their clients.

Finally, Silvercrest and its partners celebrated 15 years as an independent firm last month. We are extraordinarily proud of the legacy we are building; we are grateful for the long trust placed in our firm by our clients; and we are as excited about our firm's future growth as at any point in our history.

On May 2, 2017, the Company’s Board of Directors declared a quarterly dividend of $0.12 per share of Class A common stock.  The dividend will be paid on or about June 20, 2017 to shareholders of record as of the close of business on June 13, 2017.

First Quarter 2017 Highlights

•	Total Assets Under Management (“AUM”) of $19.3 billion, inclusive of discretionary AUM of $14.3 billion and non-discretionary AUM of $5.0 billion at March 31, 2017.
•	Revenue of $22.0 million.
•	U.S. Generally Accepted Accounting Principles (“GAAP”) consolidated net income and net income attributable to Silvercrest of $3.3 million and $1.7 million, respectively.
•	Basic and diluted net income per share of $0.21.
•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)[1] of $6.5 million
•	Adjusted net income[1] of $3.0 million.
•	Adjusted basic and diluted earnings per share[1] of $0.23 and $0.22, respectively.

SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM

The table below presents a comparison of certain GAAP and non-GAAP ("adjusted") financial measures and AUM.

	For the Three Months Ended March 31,
(in thousands except as indicated)	2017	2016
Revenue	$21,951	$19,263
Income before other income (expense), net	$4,747	$3,624
Net income	$3,300	$2,496
Net income attributable to Silvercrest	$1,687	$1,307
Net income per basic and diluted share	$0.21	$0.16
Adjusted EBITDA[1]	$6,493	$5,255
Adjusted EBITDA margin[1]	29.6%	27.3%
Adjusted net income[1]	$2,997	$2,262
Adjusted basic earnings per share[1], 2	$0.23	$0.18
Adjusted diluted earnings per share[1], 2	$0.22	$0.17
Assets under management at period end (billions)	$19.3	$17.0
Average assets under management (billions)[3]	$19.0	$17.6
Discretionary assets under management (billions)	$14.3	$12.2

[1]	Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibits 2 and 3.
[2]

Adjusted basic and diluted earnings per share measures for the three months ended March 31, 2017 are based on the number of shares of Class A common stock and Class B common stock outstanding as of March 31, 2017.  Adjusted diluted earnings per share are further based on the addition of unvested restricted stock units to the extent dilutive at the end of the reporting period.

[3]	We have computed average AUM by averaging AUM at the beginning of the applicable period and AUM at the end of the applicable period.

AUM at $19.3 billion

Silvercrest’s discretionary assets under management increased by $2.1 billion, or 17.2%, to $14.3 billion at March 31, 2017 from $12.2 billion at March 31, 2016.  Silvercrest’s total AUM increased by $2.3 billion, or 13.5%, to $19.3 billion at March 31, 2017 from $17.0 billion at March 31, 2016.  The increase in total AUM was attributable to net client inflows of $1.6 billion and market appreciation of $0.8 billion.

Silvercrest’s discretionary assets under management increased by $0.5 billion, or 3.6%, to $14.3 billion at March 31, 2017 from $13.8 billion at December 31, 2016.  Silvercrest’s total AUM increased by $0.7 billion, or 3.8%, to $19.3 billion at March 31, 2017 from $18.6 billion at December 31, 2016.  The increase in total AUM was attributable to market appreciation of $0.5 billion and net client inflows of $0.2 billion.

Our total assets under management exclude approximately $16.6 billion of non-discretionary assets of a public treasurers’ office for which we became advisor in connection with the acquisition of Jamison, Eaton & Wood, Inc. (the “Jamison acquisition”), which closed on June 30, 2015. Silvercrest provides advisory services to this office with a fee cap of $825 thousand per annum. We exclude these assets because they are related to a unique client relationship for which the fee cap is significantly disproportionate to the related assets under management. This fee arrangement is not indicative of our average fee rate.

First Quarter 2017 vs. First Quarter 2016

Revenue increased by $2.7 million, or 14.0%, to $22.0 million for the three months ended March 31, 2017, from $19.3 million for the three months ended March 31, 2016. This increase was driven by growth in our management and advisory fees as a result of increased assets under management.

Total expenses increased by $1.6 million, or 10.0%, to $17.2 million for the three months ended March 31, 2017 from $15.6 million for the three months ended March 31, 2016. Compensation and benefits expense increased by $1.7 million, or 14.3%, to $13.1 million for the three months ended March 31, 2017 from $11.4 million for the three months ended March 31, 2016. The increase was primarily attributable to an increase in the accrual for bonuses of $1.3 million, an increase in salaries expense of $0.3 million primarily as a result of merit-based increases and an increase in equity-based compensation of $0.1 million due to the granting of restricted stock units in August 2015 and May 2016.  General and administrative expenses decreased by $0.1 million, or 1.7%, to $4.1 million for the three months ended March 31, 2017 from $4.2 million for the three months ended March 31, 2016. The decrease was primarily attributable to a decrease in investment research costs of $0.1 million mainly due to a reduction in accrued soft dollar-related research costs, a decrease in sub-advisory and referral fees of $0.1 million due to a decrease in sub-advisory revenue, a decrease in telephone expense of $0.1 million and a decrease in client reimbursements of $0.1 million, partially offset by an increase in professional fees of $0.1 million mainly due to an enhanced documentation project related to our operations group.

Consolidated net income was $3.3 million.  Net income attributable to Silvercrest was $1.7 million, or $0.21 per basic and diluted share for the three months ended March 31, 2017.  Our Adjusted Net Income1 was $3.0 million, or $0.23 per adjusted basic share and $0.22 per adjusted diluted share1, 2 for the three months ended March 31, 2017.

Adjusted EBITDA1 was $6.5 million or 29.6% of revenue for the three months ended March 31, 2017 as compared to $5.3 million or 27.3% of revenue for the same period in the prior year.

Liquidity and Capital Resources

Cash and cash equivalents were approximately $22.7 million at March 31, 2017, compared to $37.5 million at December 31, 2016. Silvercrest L.P. had notes payable of $2.4 million at March 31, 2017 and $2.5 million at December 31, 2016.  As of March 31, 2017, no amount had been drawn down on our term loan and there was nothing outstanding on our revolving credit facility with City National Bank.

Total stockholders' equity was $48.1 million at March 31, 2017.  We had 8,100,205 shares of Class A common stock outstanding and 4,840,295 shares of Class B common stock outstanding at March 31, 2017.

Non-GAAP Financial Measures

To provide investors with additional insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our consolidated financial statements presented on a basis consistent with GAAP with Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Earnings Per Share which are non-GAAP financial measures of earnings.  These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

•	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization.
•

We define Adjusted EBITDA as EBITDA without giving effect to the Delaware franchise tax, professional fees associated with acquisitions or financing transactions, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings of the Company, taking into account earnings attributable to both Class A and Class B shareholders.

•

Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA Margin, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring profitability of the Company, taking into account profitability attributable to both Class A and Class B shareholders.

•

Adjusted Net Income represents recurring net income without giving effect to professional fees associated with acquisitions or financing transactions, losses on forgiveness of notes receivable from our principals, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense. Furthermore, Adjusted Net Income includes income tax expense assuming a blended corporate rate of 40%.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Net Income, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring income of the Company, taking into account income attributable to both Class A and Class B shareholders.

•

Adjusted Earnings Per Share represents Adjusted Net Income divided by the actual Class A and Class B shares outstanding as of the end of the reporting period for basic Adjusted Earnings Per Share, and to the extent dilutive, we add unvested deferred equity units, restricted stock units and performance units to the total shares outstanding to compute diluted Adjusted Earnings Per Share. As a result of our structure, which includes a non-controlling interest, we feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Earnings Per Share, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings per share of the Company as a whole as opposed to being limited to our Class A common stock.

Conference Call

The Company will host a conference call on May 5, 2017, at 8:30 am (Eastern Time) to discuss these results. Hosting the call will be Richard R. Hough III, Chief Executive Officer and President and Scott A. Gerard, Chief Financial Officer. Listeners may access the call by dialing 1-866-394-9665 or for international listeners the call may be accessed by dialing 1-253-237-1128.  An archived replay of the call will be available after the completion of the live call on the Investor Relations page of the Silvercrest website at http://ir.silvercrestgroup.com/.

Forward-Looking Statements and Other Disclosures

This report contains, and from time to time our management may make, forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions, may include projections of our future financial performance, future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in our business or financial results. These statements are only predictions based on our current expectations and projections about future events. Important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements include but are not limited to: incurrence of net losses, fluctuations in quarterly and annual results, adverse economic or market conditions, our expectations with respect to future levels of assets under management, inflows and outflows, our ability to retain clients from whom we derive a substantial portion of our assets under management, our ability to maintain our fee structure, our particular choices with regard to investment strategies employed, our ability to hire and retain qualified investment professionals, the cost of complying with current and future regulation, coupled with the cost of defending ourselves from related investigations or litigation, failure of our operational safeguards against breaches in data security, privacy, conflicts of interest or employee misconduct, our expected tax rate, and our expectations with respect to deferred tax assets,  adverse economic or market conditions, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Silvercrest brand and other factors disclosed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2016 which is accessible on the SEC’s website at www.sec.gov.  We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Silvercrest

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia and New Jersey, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors.

Silvercrest Asset Management Group Inc.

Contact: Richard Hough

212-649-0601

rhough@silvercrestgroup.com

Exhibit 1

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	Three months ended March 31,
	2017	2016
Revenue
Management and advisory fees	$21,019	$18,334
Family office services	932	929
Total revenue	21,951	19,263
Expenses
Compensation and benefits	13,080	11,442
General and administrative	4,124	4,197
Total expenses	17,204	15,639
Income before other (expense) income, net	4,747	3,624
Other (expense) income, net
Other income, net	8	8
Interest income	11	17
Interest expense	(34)	(65)
Total other (expense) income, net	(15)	(40)
Income before provision for income taxes	4,732	3,584
Provision for income taxes	1,432	1,088
Net income	3,300	2,496
Less: net income attributable to non-controlling interests	(1,613)	(1,189)
Net income attributable to Silvercrest	$1,687	$1,307

Net income per share:
Basic	$0.21	$0.16
Diluted	$0.21	$0.16
Weighted average shares outstanding:
Basic	8,078,643	7,995,720
Diluted	8,089,225	7,995,720

Exhibit 2

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”) Adjusted EBITDA Measure

(Unaudited and in thousands, except share and per share amounts or as noted)

Adjusted EBITDA	Three Months Ended March 31,
	2017	2016
Reconciliation of non-GAAP financial measure:
Net income	$3,300	$2,496
Provision for income taxes	1,432	1,088
Delaware Franchise Tax	45	45
Interest expense	34	65
Interest income	(11)	(17)
Depreciation and amortization	665	665
Equity-based compensation	810	772
Other adjustments (A)	218	141
Adjusted EBITDA	$6,493	$5,255
Adjusted EBITDA Margin	29.6%	27.3%

(A)	Other adjustments consist of the following:

	Three Months Ended March 31,
	2017	2016

Acquisition costs (a)	$—	$22
Non-acquisition expansion costs (b)	77	78
Severance	123	—
Other (c)	18	41
Total other adjustments	$218	$141

(a)	For the three months ended March 31, 2016, reflects the $12 of legal fees associated with the Cappiccille Acquisition and $10 of professional fees related to the Jamison Acquisition.
(b)	For the three months ended March 31, 2017 and 2016, represents accrued earnout of $77 and $78, respectively, related to our Richmond, VA office expansion.
(c)

For the three months ended March 31, 2017, represents professional fees of $18 related to a mock audit in advance of the requirements of Section 404 of the Sarbanes-Oxley Act as it relates to emerging growth companies.  For the three months ended March 31, 2016, represents costs associated with the upgrade of our telephone system of $19, costs related to the implementation of software of $5, and professional fees related to a mock compliance audit of $17.

Exhibit 3

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”)
Adjusted Net Income and Adjusted Earnings Per Share Measures
(Unaudited and in thousands, except per share amounts or as noted)

Adjusted Net Income and Adjusted Earnings Per Share	Three Months Ended March 31,
	2017	2016

Reconciliation of non-GAAP financial measure:
Net income	$3,300	$2,496
GAAP Provision for income taxes	1,432	1,088
Delaware Franchise Tax	45	45
Other adjustments (See A in Exhibit 2)	218	141
Adjusted earnings before provision for income taxes	4,995	3,770
Adjusted provision for income taxes:
Adjusted provision for income taxes (40% assumed tax rate)	(1,998)	(1,508)

Adjusted net income	$2,997	$2,262
GAAP net income per share (B):
Basic and diluted	$0.21	$0.16

Adjusted earnings per share/unit (B):
Basic	$0.23	$0.18
Diluted	$0.22	$0.17

Shares/units outstanding:
Basic Class A shares outstanding	8,100	8,028
Basic Class B shares/units outstanding	4,840	4,662
Total basic shares/units outstanding	12,940	12,690

Diluted Class A shares outstanding (C)	8,111	8,028
Diluted Class B shares/units outstanding (D)	5,569	5,628
Total diluted shares/units outstanding	13,680	13,656

(B)	GAAP earnings per share is strictly attributable to Class A shareholders. Adjusted earnings per share takes into account earnings attributable to both Class A and Class B shareholders.
(C)	Includes 10,582 unvested restricted stock units at March 31, 2017.
(D)	Includes 728,674 and 966,510 unvested restricted stock units at March 31, 2017 and 2016, respectively.

Exhibit 4

Silvercrest Asset Management Group Inc.

Condensed Consolidated Statements of

Financial Condition
(in thousands)

	March 31, 2017	December 31, 2016
Assets	(Unaudited)
Cash and cash equivalents	$22,708	$37,517
Investments	13	335
Receivables, net	5,779	6,270
Due from Silvercrest Funds	2,306	2,876
Furniture, equipment and leasehold improvements, net	2,411	2,411
Goodwill	25,168	25,168
Intangible assets, net	12,947	13,404
Deferred tax asset – tax receivable agreement	19,934	20,221
Prepaid expenses and other assets	4,129	4,079
Total assets	$95,395	$112,281
Liabilities and Equity
Accounts payable and accrued expenses	$3,220	$4,485
Accrued compensation	6,574	23,797
Notes payable	2,419	2,486
Deferred rent	345	436
Deferred tax and other liabilities	15,207	14,993
Total liabilities	27,765	46,197
Commitments and Contingencies
Equity
Preferred Stock, par value $0.01,
10,000,000 shares authorized; none issued and outstanding	—	—
Class A Common Stock, par value $0.01,
50,000,000 shares authorized; 8,100,205 and 8,074,197 issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	81	81
Class B Common Stock, par value $0.01,
25,000,000 shares authorized; 4,840,295 and 4,866,303 issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	48	48
Additional Paid-In Capital	41,409	41,260
Retained earnings	6,634	5,916
Total Silvercrest Asset Management Group Inc.’s equity	48,172	47,305
Non-controlling interests	19,458	18,779
Total equity	67,630	66,084
Total liabilities and equity	$95,395	$112,281

Exhibit 5

Silvercrest Asset Management Group Inc.

Total Assets Under Management

(Unaudited and in billions)

Total Assets Under Management:

	Three Months Ended March 31,		% Change From March 31,
	2017	2016	2016
Beginning assets under management	$18.6	$18.1	2.8%
Gross client inflows	1.7	1.0	70.0%
Gross client outflows	(1.5)	(1.9)	21.1%
Market appreciation (depreciation)	0.5	(0.2)	350.0%
Ending assets under management	$19.3	$17.0	13.5%

Exhibit 6

Silvercrest Asset Management Group Inc.

Discretionary Assets Under Management

(Unaudited and in billions)

Discretionary Assets Under Management:

	Three Months Ended March 31,		% Change From March 31,
	2017	2016	2016
Beginning assets under management	$13.8	$12.1	14.1%
Gross client inflows	1.6	1.0	60.0%
Gross client outflows	(1.4)	(1.0)	(40.0)%
Market appreciation	0.3	0.1	200.0%
Ending assets under management	$14.3	$12.2	17.2%

Exhibit 7

Silvercrest Asset Management Group Inc.

Non-Discretionary Assets Under Management

(Unaudited and in billions)

Non-Discretionary Assets Under Management:

	Three Months Ended March 31,		% Change From March 31,
	2017	2016	2016
Beginning assets under management	$4.8	$6.0	-20.0%
Gross client inflows	0.1	─	100.0%
Gross client outflows	(0.1)	(0.9)	88.9%
Market appreciation (depreciation)	0.2	(0.3)	166.7%
Ending assets under management	$5.0	$4.8	4.2%

Exhibit 8

Silvercrest Asset Management Group Inc.

Assets Under Management

(Unaudited and in billions)

	Three Months Ended March 31,
	2017	2016
Total AUM as of January 1,	$18.602	$18.147
Discretionary AUM:
Total Discretionary AUM as of January 1,	13.801	12.077
New client accounts/assets (1)	0.081	0.095
Closed accounts (2)	(0.002)	(0.048)
Net cash inflow/(outflow) (3)	0.148	(0.109)
Non-discretionary to discretionary AUM (4)	0.001	─
Market appreciation	0.309	0.164
Change to Discretionary AUM	0.537	0.102
Total Discretionary AUM as of March 31,	14.338	12.179
Change to Non-Discretionary AUM (5)	0.205	(1.232)
Total AUM as of March 31,	$19.344	$17.017

(1)	Represents new account flows from both new and existing client relationships
(2)	Represents closed accounts of existing client relationships and those that terminated
(3)	Represents periodic cash flows related to existing accounts
(4)	Represents client assets that converted to Discretionary AUM from Non-Discretionary AUM
(5)	Represents the net change to Non-Discretionary AUM

Exhibit 9

Silvercrest Asset Management Group Inc.

Equity Investment Strategy Composite Performance1, 2

As of March 31, 2017

(Unaudited)

PROPRIETARY EQUITY PERFORMANCE	ANNUALIZED PERFORMANCE
as of March 31, 2017	INCEPTION	1-YEAR	3-YEAR	5-YEAR	7-YEAR	INCEPTION
Large Cap Value Composite	4/1/02	18.1	10.1	13.5	12.5	8.5
Russell 1000 Value Index		19.2	8.7	13.1	12.2	7.4
Small Cap Value Composite	4/1/02	27.7	10.2	14.4	14.9	11.5
Russell 2000 Value Index		29.4	7.6	12.5	11.6	8.5
Smid Cap Value Composite	10/1/05	28.3	11.5	14.5	14.5	10.5
Russell 2500 Value Index		23.1	7.6	12.9	12.3	8.0
Multi Cap Value Composite	7/1/02	20.1	10.7	14.2	13.6	9.7
Russell 3000 Value Index		20.0	8.6	13.1	12.1	8.2
Equity Income Composite	12/1/03	20.6	11.2	14.9	14.4	12.0
Russell 3000 Value Index		20.0	8.6	13.1	12.1	8.4
Focused Value Composite	9/1/04	22.3	11.7	14.4	13.1	11.1
Russell 3000 Value Index		20.0	8.6	13.1	12.1	8.1

[1]

Returns are based upon a time weighted rate of return of various fully discretionary equity portfolios with similar investment objectives, strategies and policies and other relevant criteria managed by Silvercrest Asset Management Group LLC (“SAMG LLC”), a subsidiary of Silvercrest. Performance results are gross of fees and net of commission charges. An investor’s actual return will be reduced by the advisory fees and any other expenses it may incur in the management of the investment advisory account. SAMG LLC’s standard advisory fees are described in Part 2 of its Form ADV. Actual fees and expenses will vary depending on a variety of factors, including the size of a particular account. Returns greater than one year are shown as annualized compounded returns and include gains and accrued income and reinvestment of distributions. Past performance is no guarantee of future results. This piece contains no recommendations to buy or sell securities or a solicitation of an offer to buy or sell securities or investment services or adopt any investment position. This piece is not intended to constitute investment advice and is based upon conditions in place during the period noted. Market and economic views are subject to change without notice and may be untimely when presented here. Readers are advised not to infer or assume that any securities, sectors or markets described were or will be profitable. SAMG LLC is an independent investment advisory and financial services firm created to meet the investment and administrative needs of individuals with substantial assets and select institutional investors. SAMG LLC claims compliance with the Global Investment Performance Standards (GIPS®).

[2]	The market indices used to compare to the performance of Silvercrest’s strategies are as follows:

The Russell 1000 Index is a capitalization-weighted, unmanaged index that measures the 1000 smallest companies in the Russell 3000. The Russell 1000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 1000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2000 Index is a capitalization-weighted, unmanaged index that measures the 2000 smallest companies in the Russell 3000. The Russell 2000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2500 Index is a capitalization-weighted, unmanaged index that measures the 2500 smallest companies in the Russell 3000. The Russell 2500 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 3000 Value Index is a capitalization-weighted, unmanaged index that measures those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth.